UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2018

CLS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174705	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11767 South Dixie Highway, Suite 115
Miami, Florida	33156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 438-9132

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 4, 2017, CLS Holdings USA, Inc. (the “Company,” “CLS” or “we”) and Alternative Solutions, LLC (“Alternative Solutions”) entered into a Membership Interest Purchase Agreement (the “Acquisition Agreement”) for CLS to acquire (the “Oasis Acquisition”) the outstanding equity interests in three subsidiaries of Alternative Solutions (collectively, the “Oasis LLCs”).  Pursuant to the Acquisition Agreement, CLS paid a non-refundable deposit of $250,000 upon signing, which was to be followed by an additional payment of $1,800,000 within 45 days (75 days if an extension fee of $200,000 is paid by CLS) for an initial 10% of each of the Oasis LLCs.

On January 16, 2018 and again on January 25, 2018, CLS and Alternative Solutions entered into a First Amendment and Second Amendment to the Membership Interest Purchase Agreement (the “First and Second Amendments”) and extended the date upon which the $1,800,000 was to be paid to January 29, 2018 and then February 5, 2018.  We paid the $1,800,000 deposit on or about February 5, 2018.

On April 2, 2018, CLS and Alternative Solutions entered into a Third Amendment to the Membership Interest Purchase Agreement (the “Third Amendment”) and extended the date upon which CLS is to pay the “Oasis Note” by approximately one (1) year to December 31, 2019.  The Third Amendment also provides that the time period to determine average daily net revenue for the “Bonus Purchase Price”, is amended to be the calendar year ending December 31, 2019 with the payment due thereunder extended to May 30, 2020.

On April 2, 2018, CLS and Alternative Solutions also entered into a Fourth Amendment to the Membership Interest Purchase Agreement (the “Fourth Amendment”) and extended the date upon which CLS is to pay the “Closing Consideration,” to May 21, 2018.

On May 17, 2018, CLS and Alternative Solutions entered into a Fifth Amendment to the Membership Interest Purchase Agreement (the “Fifth Amendment”) and further extended the date upon which CLS is to pay the “Closing Consideration,” to June 21, 2018.

The Closing Consideration that we must pay to acquire the remaining 90% of the Oasis LLCs, is equal to cash in the amount of $6,200,000, a $4.0 million promissory note due in December 2019 (the “Oasis Note”), and $6,000,000 in shares (the “Purchase Price Shares”) of our common stock (collectively, the “Closing Consideration”).

The number of Purchase Price Shares shall equal $6,000,000 divided by the lower of $1.00 or the conversion price to receive one share of our common stock in our next equity offering that commences in 2018, multiplied by 80%.  The Oasis Note will be secured by a first priority security interest over the assets of each of the Oasis LLCs and Alternative Solutions, including our 10% equity interest in the Oasis LLCs, and CLS shall deliver to Alternative Solutions a confession of judgment that will become effective in the event of any event of default under the Oasis Note.

Oasis currently owes certain amounts to a consultant known as 4Front Advisors, LLC.  If we make any payments to this company post-closing, generally speaking, we will be entitled to  deduct the present value of such payments from the principal amount due under the Oasis Note.

Assuming we close on the Acquisition Agreement, in May 2020, Alternative Solutions will be entitled to a $1,000,000 payment from us (the “Bonus Purchase Price”) if the existing dispensary operated by an Oasis LLC has maintained an average revenue of $20,000 per day during the 2019 calendar year.

The sale, assignment, transfer, pledge or other disposition of any interest in the Oasis LLCs or Alternative Solutions is ineffective unless approved in advance by the state of Nevada and any municipality in which the Oasis LLC’s operation is licensed.

In connection with the Oasis Acquisition, we plan to employ Mr. Ben Sillitoe as our COO.  We plan to issue him 500,000 shares of restricted common stock pursuant to his proposed employment agreement.  Upon our payment of the Closing Consideration, we will also issue 500,000 shares of our restricted common stock to each of David Lamadrid, our President and Chief Financial Officer, and J.P. Barton, for introducing us to Alternative Solutions.

The closing of the Acquisition Agreement is subject to a number of conditions, including our ability to raise the $8,000,000 in cash required to close the transaction.  As a result, there can be no assurance that we will be able to close the Oasis Acquisition.

The foregoing is a summary of the material terms of the Acquisition Agreement, as modified by the First and Second Amendments, the Third Amendment, the Fourth Amendment, and the Fifth Amendment and is subject to the terms of the full Acquisition Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 7, 2018, the First and Second Amendments, which were attached as Exhibit 2.1 to the Company’s Current Reports on Form 8-K filed on January 19, 2018 and January 26, 2018, the Third Amendment and the Fourth Amendment, which were attached as Exhibits 2.1 and 2.2, respectively, to the Company’s Current Report on Form 8-K filed on April 4, 2018, and to the Fifth Amendment, which is attached as Exhibit 2.1 to this Current Report on Form 8-K.  The exhibits to the Acquisition Agreement will be filed upon request of the Securities and Exchange Commission.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits.
2.1 Fifth Amendment to the Membership Interest Purchase Agreement by and between CLS Holdings USA, Inc. and Alternative Solutions, LLC effective as of May 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: May 21, 2018	By: /s/ Jeffrey I. Binder
Jeffrey I. Binder Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Fifth Amendment to the Membership Interest Purchase Agreement by and between CLS Holdings USA, Inc. and Alternative Solutions, LLC effective as of May 17, 2018.